                            Exhibit 10.5
January 28, 2022

Amit Singh
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054

Re: Second Addendum to Employment Offer Letter (the “Second Addendum”)

Dear Amit,

In confirmation of our conversation this month, this Second Addendum will confirm your change in role effective February 1, 2022 (“Effective Date”) and the commensurate compensation changes. The following relevant terms and conditions of your employment will be modified and replaced with the following:

1.Position. Beginning on the Effective Date, you will serve as Chief Business Officer. You will report to the Company’s Chief Executive Officer (“CEO”) and shall perform the duties and responsibilities customary for such positions and such other related duties as are assigned by the CEO.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation.

(a) Base Salary. Your salary will be at an annualized rate of $500,000 per year beginning on the Effective Date, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this Agreement, will be subject to applicable tax withholdings. Your salary may be adjusted from time to time by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in their sole discretion, subject to Section 5 (Termination Benefits).

(b) Annual Incentive Compensation Payment. You will have the opportunity to earn a target annual incentive compensation payment of 100% of your annual base salary for each fiscal year based on the achievement of certain objectives, which will be established by our Board and/or the Compensation Committee. Each incentive compensation payment is subject to your continued employment through and until the date of payment. Your target annual incentive compensation opportunity and the terms and conditions thereof may be adjusted from time to time by our Board or the Compensation Committee in their sole discretion.

5. Termination Benefits.

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                            Exhibit 10.5

(b) Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within 12 months following the Change in Control, then you will be entitled to receive:

(i) a lump-sum payment equal to your then-current annual base salary, 100% of your target incentive compensation payment for that fiscal year, and reimbursement of 12 months of your COBRA premiums;
(ii) accelerated vesting of each of the Time-Based RSUs, and any other then-outstanding unvested time-based equity awards, equal to the shares that would have vested by the 12 month anniversary of your last date of employment; and
(iii) accelerated vesting of any unvested Eligible Option Shares subject to the Performance Option equal to the shares that would have vested by the 12 month anniversary of your last date of employment (collectively, the “Change in Control Severance Benefits”). Your entitlement to the Change in Control Severance Benefits is subject to your compliance with subsection (d) below.

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This Second Addendum does not change the at-will nature of your employment relationship with the Company. This Second Addendum supersedes any prior representations or agreements concerning similar subject matter. Other than as specifically set forth in this Second Addendum, all the terms of the Addendum dated October 19, 2021 and the employment offer letter between you and the Company, dated October 11, 2018, remain in full force and effect.
Sincerely,

Liane Hornsey
/s/ Liane Hornsey

Agreed to and accepted:

Signature:	/s/ Amit Singh

Printed Name:	Amit Singh

Date:	2/1/2022